Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-126057, File No. 333-126056, File No. 333-113973 and File No. 333-87545) and Form S-3 (File No. 333-151292) of CONSOL Energy Inc. of our report dated February 18, 2008, except for the effects of the change in accounting for non-controlling interests discussed in Note 1 to the consolidated financial statements, as to which the date is June 26, 2009 relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 26, 2009